EXHIBIT 21 — SUBSIDIARIES OF THE REGISTRANT

PARENT

First Financial Service Corporation

SUBSIDIARIES	State of Incorporation	Percentage Owned
First Federal Savings Bank of Elizabethtown	Kentucky	100%
First Service Corporation of Elizabethtown(a)	Kentucky	100%
First Federal Office Park, LLC(a)	Kentucky	100%
Heritage Properties, LLC(a)	Kentucky	100%
First Federal Statutory Trust II(a)	Kentucky	100%
First Federal Statutory Trust III(a)	Kentucky	100%

(a)	Wholly-owned subsidiaries of First Federal Savings Bank of Elizabethtown.